EX-99.N

EXHIBIT N.



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors
The Travelers Life and Annuity Company:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports on The Travelers Life and Annuity Company refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for goodwill and intangible assets in 2002.



/s/ KPMG LLP


Hartford, Connecticut
November 21, 2005